UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 13, 2012

MICHAEL BAKER CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number 1-6627

Pennsylvania	25-0927646
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

100 Airside Drive Moon Township, Pennsylvania	15108
(Address of Principal Executive Offices)	(Zip Code)

(412) 269-6300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On December 13, 2012, Michael Baker Corporation (the “Company”) issued a press release announcing that its Board of Directors and Mr. Bradley L. Mallory have agreed that Mr. Mallory will step down as President, Chief Executive Officer and Director of the Company, effective immediately.

(c) On December 13, 2012, the Board announced the creation of an Office of the Chief Executive, which will be composed of Mr. Michael J. Zugay, chief financial officer, and Mr. H. James McKnight, chief legal officer, to lead the Company on an interim basis.

Mr. Zugay, age 60, joined the Company in February 2009 and has served as Executive Vice President and Chief Financial Officer since April 2009 and Chief Administrative Officer since August 2011. Prior to joining the Company Mr. Zugay was Senior Vice President, Chief Financial Officer and Corporate Secretary of iGate Corporation from April 2001 to March 2008 and held various positions at iGate from March 1995 to April 2001. Prior to his service at iGate Corporation Mr. Zugay served as President and Chief Executive Officer of Bliss-Salem, Inc.

Mr. McKnight, age 68, joined the Company in 1995 and has served as Executive Vice President, Chief Legal Officer and Corporate Secretary since June 2000. Prior to serving as Executive Vice President, Chief Legal Officer and Corporate Secretary, Mr. McKnight served as Senior Vice President, General Counsel and Secretary from 1998 to 2000, and as Vice President, General Counsel and Secretary from 1995 to 1998.

The Board has not yet made a determination regarding any additional compensation Mr. Zugay and Mr. McKnight may receive for their service in the Office of Chief Executive. An amendment to this Form 8-K will be filed when any such additional compensation is determined.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1     Press release dated December 13, 2012 regarding the matter referenced in Item 5.02.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICHAEL BAKER CORPORATION

By:	/s/ H. James McKnight
H. James McKnight Executive Vice President, Chief Legal Officer and Corporate Secretary

Date: December 17, 2012